Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact: Michael DeVeau

              VP, Global Corporate Communications & Investor Relations

              212.708.7164

              Michael.DeVeau@iff.com

IFF Elects David Epstein, Novartis, to Board of Directors

NEW YORK, NY (December 17, 2015) - International Flavors & Fragrances Inc. (NYSE: IFF) (Euronext Paris: IFF), a leading innovator of sensory experiences that move the world, today announced David Epstein, Division Head, Novartis Pharmaceuticals has been elected to the Company’s Board of Directors as of January 1, 2016. With this appointment, Mr. Epstein will also join the Company’s Audit Committee.

“David is a welcome addition to our Board. His extensive knowledge managing a global innovation-based company will complement the talent and leadership we currently have among our directors and help guide our progress as we execute our Vision 2020 business strategy,” said Andreas Fibig, CEO and Chairman IFF.

Currently based in Switzerland, Mr. Epstein joined Novartis in 1989. Early roles included Vice-President, Sales and Marketing, Specialty Business Sector, Integration Officer, North America. More recent positions include Chief Operating Officer of Novartis Pharmaceuticals U.S. and President and Chief Executive Officer, Oncology and Molecular Diagnostics. Prior to Novartis and its predecessor companies, Mr. Epstein started his career at Booz Allen Hamilton. He has extensive experience in both the United States and abroad.

Mr. Epstein holds a bachelor’s degree in pharmacy from Rutgers University and a Master’s degree in finance and marketing from Columbia University.

Meet IFF

International Flavors & Fragrances Inc. (NYSE:IFF) (Euronext Paris: IFF) is a leading innovator of sensorial experiences that move the world. At the heart of our company, we are fueled by a sense of discovery, constantly asking “what if?”. That passion for exploration drives us to co-create unique products that consumers taste, smell, or feel in fine fragrances and beauty, detergents and household goods, as well as beloved foods and beverages. Our 6,800 team members globally take advantage of leading consumer insights, research and development, creative expertise, and customer intimacy to develop differentiated offerings for consumer products. Learn more at www.iff.com, Twitter , Facebook, Instagram, and LinkedIn.

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International Flavors & Fragrances Inc. 521 West 57th Street New York, NY 10019 T+212.765.5500 F+212.708.7132 iff.com

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